SKY PETROLEUM, INC.

RESIGNATION OF DIRECTOR

19th May, 2008

To the Board of Directors, Secretary and Shareholders of
Sky Petroleum, Inc.

Dear Sirs

I hereby tender my resignation as a director of Sky Petroleum, Inc. (the "***Company***"), effective as of the date hereof.

I have reluctantly taken the decision to resign as I am due to take up an executive position with a large publicly listed company and, as a consequence, I am seeking to reduce my other business commitments.

I hereby confirm that my resignation from my position as director of the Company is in no way the result of any disputes, claims, or issues with the Company. I irrevocably confirm that I have no claims against the Company for compensation for loss of office, redundancy, unfair dismissal, breach of contract, or otherwise in respect of or arising out of my position as director to the Company or in respect of or arising out of my ceasing to be a director to the Company. I irrevocably release the Company from any and all claims which I have or might have against it in this regard. I further confirm that the Company is in no way obligated or indebted to me in connection with my position as director to the Company.

I understand and acknowledge that I hereby relinquish all authority incumbent with the office of director to the Company.

I wish the Company all the best in the future.

Yours sincerely,

Nigel R McCue